EXHIBIT 10.1
Summary of Interwoven, Inc. Non-employee Director Compensation
          Cash Compensation. Each non-employee director receives an annual fee of $20,000 for service on the Board of Directors. In addition, each non-employee director receives an annual fee of $5,000 for each standing committee of the Board of Directors on which he or she serves. The chairperson of the Audit Committee is paid an additional $5,000 per year and the chairperson of the Compensation Committee is paid an additional $2,500 per year for their service as chairpersons of those committees. Interwoven, Inc.’s Lead Independent Director is paid an additional $10,000 per year for his or her services in that capacity. In addition, Interwoven, Inc. reimburses reasonable travel and related expenses incurred by non-employee directors in connection with their attendance at meetings of the Board of Directors and its committees.
          Option Grants. Under the 1999 Equity Incentive Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of common stock under this plan when first becoming a member of the Board of Directors. Subsequently, each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock following each annual meeting of stockholders if the director has served continuously as a member of the Board of Directors for at least one year. Each option granted to a director under the 1999 Equity Incentive Plan has a ten-year term and terminates three months following the date the director ceases to be one of Interwoven, Inc.’s directors or consultants, 12 months afterwards if termination is due to death or disability. All such options are fully vested and immediately exercisable as of the date of grant. In addition, non-employee directors are eligible to receive discretionary awards under the 1999 Equity Incentive Plan.
          Other Benefits. Each non-employee director is eligible and may elect to receive medical, dental and vision benefits. These benefits are available to Interwoven, Inc. employees, officers and directors generally and in operation provide for the same method of allocation of benefits between management and non-management participants.